FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
November 21, 2013		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES PLANS TO REDEEM
ALL REMAINING OUTSTANDING SHARES OF PREFERRED STOCK

•	Regulatory approval received for planned redemption
•	Redemption planned for fourth quarter of 2013
•	Excess cash at the holding company, retained earnings at the subsidiary bank, and line of credit are sources of funding of the planned redemption

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB:UBMI) announced today that it intends to redeem all of the remaining 10,300 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock") that were originally issued to the United States Department of the Treasury ("U.S. Treasury") under the Troubled Asset Relief Program Capital Purchase Program. U.S. Treasury sold the shares of Preferred Stock to private investors in June 2012.  The redemption of the shares of Preferred Stock is expected to occur on or before December 31, 2013.  The Company has received all necessary regulatory approvals to complete the planned redemption.  Following completion of the planned redemption, no shares of Preferred Stock will remain outstanding.

The redemption price for the shares of the Preferred Stock will be the stated liquidation preference amount of $1,000 per share, plus any accrued and unpaid dividends to but excluding the date of redemption. The Company anticipates the total cost of the redemption of the shares of Preferred Stock will be approximately $10.4 million. Excess cash at the holding company and retained earnings at its subsidiary bank, United Bank & Trust (the "Bank"), available for dividend to the holding company are sources of funding of the planned redemption of Preferred Stock. In addition, the Company has received regulatory approval to utilize the remaining $4.0 million available under its $10.0 million revolving line of credit to fund the planned redemption of Preferred Stock.

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc., commented that while the Preferred Stock provided capital support during the recent economic crisis, the Company is now focused on redemption of the Preferred Stock. He noted that the terms of the Preferred Stock include an increase in the dividend rate from 5% to 9% in January 2014. The redemption of the shares of Preferred Stock will result in an estimated annual savings of $810,000, or $0.06 per common share, due to the elimination of payment of dividends on the redeemed shares.  Mr. Chapman indicated that the capital ratios of the Company and the Bank following the planned redemption will continue to exceed regulatory standards to be categorized as well-capitalized.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.
This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release, the words "plans," "intends," "planned," "expected," "anticipates," "approximately," "focused," "estimated," "will," "continue" and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the planned redemption of shares of preferred stock. Such statements are subject to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
#